EXHIBIT 99.6

news release	SONIC™

FOR IMMEDIATE RELEASE
December 18, 2002

NASDAQ: SNIC

Sonic Solutions Completes Acquisition of VERITAS’
Desktop and Mobile Division

Marin County, CA (December 18, 2002) – Sonic Solutions [NASDAQ: SNIC], the world leader in DVD creation software, announced today that it has successfully completed its acquisition of the Desktop and Mobile Division (“DMD”) of VERITAS Software Corporation.

The addition of DMD’s CD and DVD-ROM applications enables Sonic to offer its OEM customers the broadest DVD product line with Audio CD/ DVD-ROM, PC Backup, Video CD and DVD-Video.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic (http://www.sonic.com) is the world’s leading manufacturer of solutions for DVD creation. Sonic MyDVD® (http://www.mydvd.com) is the first DVD authoring application for consumers, and is the leading DVD solution among DVD recorder and PC manufacturers. Sonic DVDit!® (http://www.dvdit.com) is the leading DVD authoring application for videographers and corporate video producers; more than two million copies of MyDVD and DVDit! have been shipped. With its high-performance MPEG decoding engine and support for Microsoft DirectX®, Sonic CinePlayer™ provides the highest-quality video and audio playback of DVDs or Video CDs. Sonic DVD Creator®, Sonic Scenarist®, Sonic ReelDVD® and Sonic DVD Producer™ are the most widely used systems for professional DVD publishing, and are installed worldwide at major studios, post production facilities and in corporate marketing departments. Sonic’s AuthorScript® engine for DVD formatting and burning is licensed by leading software developers including Adobe, Microsoft and Sony. Sonic is a full voting member of the DVD Forum, the standards-setting body for the DVD format.

Sonic, the Sonic logo, CinePlayer, Edit-on-DVD and OpenDVD are trademarks of Sonic Solutions. AuthorScript, AutoDVD, DVD Creator, MyDVD, DVDit!, and ReelDVD, Scenarist and Sonic Solutions are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.

FOR MORE INFORMATION, CONTACT:

A. Clay Leighton, Chief Financial Officer, Sonic Solutions	Carolyn Bass or Rob Hawkins, Market Street Partners
415.893.8000 phone • 415.893.8008 fax	415.321.2455 phone • 415.321.2450 fax

Sonic Solutions	• 101 Rowland Way	• Novato, CA 94945	• tel: 415.893.8000 •
	fax: 415.893.8008	• www.sonic.com

sonic to Acquire VERITAS Desktop and Mobile Division

clay_leighton@sonic.com email	carolyn@marketstreetpartners.com email rob@marketstreetpartners.com email